Exhibit 10.2

PLUG POWER INC.

Senior Convertible Note due 2023

THE ISSUANCE AND SALE OF NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  UNTIL THE DATE THAT IS ONE (1) YEAR AFTER THE ISSUE DATE (AS DEFINED ON THE REVERSE OF THIS NOTE), THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

SUBJECT TO THE TERMS OF THIS NOTE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT ANY PROPOSED TRANSFER OF THE NOTE REPRESENTED BY THIS CERTIFICATE OR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PLUG POWER INC.

Senior Convertible Note due 2023

Certificate No. A-1

Plug Power Inc., a Delaware corporation, for value received, promises to pay to HT Investments MA LLC (the “Initial Holder”), or its registered assigns, the Maturity Principal Amount (as defined on the reverse of this Note) of this Note on January 5, 2023, and to pay interest on this Note, in each case as provided in, and subject to the other provisions of, this Note, including the earlier redemption, repurchase or conversion of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Plug Power Inc. has caused this instrument to be duly executed as of the date set forth below.

PLUG POWER INC.

Date:September 6, 2019	By:	/s/ Andrew Marsh
Name:Andrew Marsh
Title: President and Chief Executive Officer

PLUG POWER INC.

Senior Convertible Note due 2023

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Plug Power Inc., a Delaware corporation (the “Company”), and designated as its “Senior Convertible Notes due 2023.”

Section 1.              DEFINITIONS.

“Acceleration Notice” has the meaning set forth in Section 12(B)(ii).

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $50,000 or any integral multiple of $1,000 in excess thereof.

“Automatic Conversion” means the conversion of this Note pursuant to Section 9(F).

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Combination Event” has the meaning set forth in Section 11.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, subject to Section 9(J).

“Common Stock Change Event” has the meaning set forth in Section 9(J).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness, lease, dividend, letter of credit or other obligation, in each case of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Consideration” has the meaning set forth in Section 9(D)(i).

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 9(C)(i) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 387.5969 shares of Common Stock per $1,000 Principal Amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 9; provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Covering Price” has the meaning set forth in Section 9(D)(v).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PLUG <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company).  The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(B).

“Defaulted Amount” has the meaning set forth in Section 4(B).

“Defaulted Shares” has the meaning set forth in Section 9(D)(v).

“Deferred Acquisition Consideration” means any purchase price adjustments, earn-out, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any investment or other acquisition.

“Disqualified Stock” means any (A) preferred stock of a Subsidiary; and (B) capital stock of the Company that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Note matures.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“DTC” means The Depository Trust Company.

“Eligible Exchange” means any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date and on each of the twenty (20) previous Trading Days: (A) the shares issuable upon conversion of this Note are Freely Tradable; (B) the Holder is not in possession of any material non-public information provided by or on behalf of the Company; (C) the issuance of such shares will not be limited by Section 9(K); (D) the Company is in compliance with Section 9(E)(i) and such shares will satisfy Section 9(E)(ii); (E) no public announcement of a pending, proposed or intended Fundamental Change has occurred that has not been abandoned, terminated or consummated; (F) the daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the applicable Eligible Market is not less than twelve million dollars ($12,000,000); and (G) no Default or Event of Default will have occurred or be continuing.

“Event of Default” has the meaning set forth in Section 12(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 12(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred and fifteen percent (115%) of the Maturity Principal Amount of this Note.  Notwithstanding anything to the contrary in the preceding sentence, if, as of the date such notice is so delivered, the shares of Common Stock issuable upon conversion of this Note would not be Freely Tradable, then the Event of Default Acceleration Amount will instead be the greater of (A) the amount set forth in the immediately preceding sentence; and (B) one hundred and fifteen percent (115%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the date such notice is so delivered; (ii) the total Principal Amount of this Note divided by $1,000; and (iii) the greater of (x) the highest Daily VWAP per share of Common Stock occurring during the five (5) consecutive VWAP

Trading Days ending on, and including, the VWAP Trading Day immediately before the date such Event of Default first occurred; and (y) the Daily VWAP per share of Common Stock on the VWAP Trading Day immediately prior to the date such notice is so delivered.

“Event of Default Additional Shares” means, with respect to the conversion of this Note (or any portion of this Note), an amount equal to the excess, if any, of (A) the Event of Default Conversion Rate applicable to such conversion over (B) the Conversion Rate that would otherwise apply to such conversion without giving effect to Section 9(I).  For the avoidance of doubt, the Event of Default Additional Shares cannot be a negative number.

“Event of Default Conversion Price” means, with respect to the conversion of this Note (or any portion of this Note) pursuant to Section 9(I), the greater of (A) $1.00 and (B) the lesser of (x) Conversion Price that would be in effect immediately after the Close of Business on the Conversion Date for such conversion, without giving effect to Section 9(I); and (y) seventy five percent (75%) of the lowest Daily VWAP per share of Common Stock occurring during the five (5) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

“Event of Default Conversion Rate” means, with respect to the conversion of this Note (or any portion of this Note), an amount (rounded to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default Conversion Price applicable to such conversion.

“Event of Default Conversion Trigger Notice” has the meaning set forth in Section 9(I).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 9(G)(i)(5).

“Expiration Time” has the meaning set forth in Section 9(G)(i)(5).

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable upon conversion of this Note, that (A) either (i) such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; or (ii) the offer and resale of such shares, by the Holder, are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by the Holder to sell such shares, continuously for the next ninety (90) Trading Days; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or (y) the Company falling below the minimum listing maintenance requirements of such Eligible Exchange.

“Fundamental Change” means any of the following events:

(A)          a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)          the consummation of:

(i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than (x) solely to one or more of the Company’s Wholly Owned Subsidiaries; or (y) a lease of any of the Company’s or the Company’s Subsidiaries’ products pursuant to “Power Purchase Agreements” as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any similar agreements entered into after such date); or

(ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s voting common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of voting common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)          the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D)          the Common Stock ceases to be listed on any Eligible Exchange.

provided, however, that a transaction or transactions described in clause (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consist of shares of common stock (or other common equity) that are listed or quoted on any Eligible Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and such transaction or transactions constitute a Common Stock Change Event whose Reference Property consists of such consideration

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Base Repurchase Price” means, with respect to this Note (or any portion of this Note) to be repurchased upon a Repurchase Upon Fundamental Change, a cash amount equal to the greater of (A) one hundred and fifteen percent (115%) of the Maturity Principal Amount of such Note (or portion thereof) to be so repurchased; and (B) one hundred and ten percent (110%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the effective date of such Fundamental Change; (ii) the Principal Amount of this Note to be repurchased upon a Repurchase Upon Fundamental Change divided by $1,000; and (iii) the arithmetic average of the Daily VWAPs per share of Common Stock over the five (5) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the effective date of such Fundamental Change.

“Fundamental Change Notice” has the meaning set forth in Section 7(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 7(B).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase this Note (or any portion of this Note) upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 7(D).

“Generate” means Generate Lending, LLC.

“Generate Loan Agreement” means that certain Loan and Security Agreement, dated as of March 29, 2019, by and among the Company, Emergent Power Inc., Emerging Power Inc. and Generate Lending, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Indebtedness means indebtedness of any kind, including (A) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days); including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments; (C) all capital lease obligations; (D) all Contingent Obligations; and (E) all Disqualified Stock.

“Initial Holder” has the meaning set forth in the cover page of this Note.

“Interest Payment Date” means, with respect to a Note, (A) each January 5, April 5, July 5 and October 5 of each calendar year, beginning on October 5, 2019; and (B) if not otherwise included in clause (A), the Maturity Date.

“Issue Date” means September 6, 2019.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed.  If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization.  If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on such exchange or market relating to the Common Stock.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of Common Stock or of such security, as applicable, on The Nasdaq Capital Market on such day. If the Common Stock or such security, as applicable, is not listed on The Nasdaq Capital Market as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security. For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the Trading Day preceding, on or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Maturity Date” means January 5, 2023; provided, however, that, in the event that the Generate Loan Agreement has been repaid or refinanced on or prior to December 14, 2022 then the Maturity Date shall be December 14, 2022.

“Maturity Principal Amount” means, as of any time, one hundred and twenty percent (120%) of the Principal Amount of this Note that is outstanding as of such time.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of September 6, 2019, between the Company and HT Investments MA LLC providing for the issuance of this Note.

“Open of Business” means 9:00 a.m., New York City time.

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note.

“Permitted Indebtedness” means (A) Indebtedness evidenced by the Notes; (B) the Generate Loan Agreement or any extensions, refinancings and renewals thereof, provided that the amount incurred in reliance on this clause (B) and clause (W), taken together, shall not exceed $200,000,000 in the aggregate at any one time outstanding; (C) Indebtedness (other than the Generate Loan Agreement) deemed to be disclosed pursuant to the Note Purchase Agreement, as in effect as of the Issue Date (including all other Indebtedness accrued in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019); (D) Indebtedness of Subsidiaries that are organized under the laws of a jurisdiction outside of the United States and not guaranteed by, or secured by a lien on assets of, the Company; (E) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (F) Indebtedness that also constitutes an investment, including, without limitation, (i) notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to investments of the Company in any of its Subsidiaries (other than ServiceCo, provided that any such investments in ServiceCo shall be solely in accordance with the Master Agreement); (ii) loans involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors; and (iii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (G) reimbursement obligations in connection with letters of credit issued for the account of the Company or any of its Subsidiaries to support obligations of the Company or such Subsidiary under a Project Financing Agreement; (H) intercompany Indebtedness; (I) guarantees of Indebtedness of a the Company or any of its Subsidiaries by the Company or any other Subsidiary, provided such Indebtedness so guaranteed was otherwise permitted to be incurred hereunder; (J) Indebtedness incurred or owed by the Borrower or any SPE pursuant to Project Financing Agreements, to the extent constituting Indebtedness under GAAP, to finance or refinance the acquisition, development, construction, and operation of Projects; (K) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice; (L) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case (a) provided in the ordinary course of business or consistent with past practice and (b) to the extent arising in a Project, recourse for, and any pledge of security granted in connection therein is limited solely to, the assets of such Project; (M) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business; (N) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; (O) endorsement of instruments or other payment items for deposit in the ordinary course of business; (P) all lease obligations associated with any Project incurred in connection with a sale-leaseback transaction entered into in respect of such Project as long as such obligations meet the requirements hereunder applicable to a Project Financing Agreement; (Q) other Indebtedness in amounts and on terms approved by Holder in writing in its reasonable discretion; (R) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than for accrued interest and fees, if any)

or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be; (S) unsecured Indebtedness evidenced by the Convertible Notes; (T) to the extent constituting Indebtedness and otherwise permitted hereunder, accrued but unpaid dividends pursuant to Series E Repurchases; (U) to the extent constituting Indebtedness and otherwise permitted hereunder, the Company’s obligations under and in connection with the Master Lease Agreement, dated as of June 3, 2016, between Generate Capital, Inc. (collectively with its successors and assigns) and Plug Power (collectively with its successors and assigns), as modified or replaced from time to time, and any rental schedules from time to time executed in connection therewith; (V) the Series C Obligations and Series E Obligations; and (W) up to two hundred million dollars ($200,000,000) in the aggregate, of secured Indebtedness of the Company (and any extensions, refinancings and renewals thereof pursuant to clause (R)).

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Principal Amount” of this Note initially means forty million dollars ($40,000,000); provided, however, that the Principal Amount of this Note will be subject to reduction pursuant to Section 6.

“Project” means a fuel cell energy project that is subject to a Project Financing Agreement, including with respect to which there is a Project Restricted Account.

“Project Documents” means, for any Project: all material agreements and contracts relating to the acquisition, construction, development, ownership, operation and maintenance of such Project, in each case other than a Project Financing Agreement.

“Project Financing Agreement” means, for any Project, any material lease or financing agreement that meets all of the following requirements: (A) is entered into in the ordinary course of business by the Company or any SPE and consistent with past practices or industry norms; (B) provides for the lease or non-recourse debt financing of such Project; (C) has terms, conditions and structures that are either (i) not materially adverse to the Holder relative to the Project Financing Agreements of the Company that exist as of the Issue Date or (ii) approved in writing by the Holder; and (D) is secured by any or all of the following: (i) such Project and related assets (which include, without limitation, the equipment comprising a Project, the generation of power from a Project, receivables arising therefrom and cash proceeds thereof (and receivables arising from the servicing thereof and the cash proceeds thereof), (ii) cash collateral permitted under the definition of Permitted Liens, (iii) the Deposit Account in which such cash collateral is maintained, (iv) the power purchase agreements and other Project Documents related thereto, and (v) documents, books and records related to such Project and such assets, including project finance documents that are entered into specifically in connection with a Project or any other Project (and its related assets) with the same Project Lender under any Project Financing Agreement.

“Project Financing Documents” means any Project Financing Agreement and any agreements, certificates, schedules and other documents delivered thereunder or in connection therewith.

“Project Lender” means any lessor or lender party to a Project Financing Agreement.

“Project Restricted Accounts” means, with respect to any Project, the deposit account(s) and/or securities account(s) that have been established pursuant to or in connection with the Project Financing Documents relating to such Project (and any other Projects subject to such Project Financing Documents) for the purpose of securing such Project Financing Documents, including, without limitation, for collecting, allocating and distributing proceeds generated by such Project(s).

“Redemption Base Price” means, with respect to this Note (or any portion of this Note) to be redeemed pursuant to Section 8(A), a cash amount equal to the greater of (A) one hundred and five percent (105%) of the Maturity Principal Amount of such Note (or such portion) to be so redeemed; and (B) one hundred and fifteen percent (115%) of the product of (A) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (B) the Principal Amount of this Note to be so redeemed divided by $1,000; and (C) the arithmetic average of the Daily VWAPs per share of Common Stock over the five (5) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the related Redemption Date.

“Redemption Date” has the meaning set forth in Section 8(A).

“Redemption Price” means the cash price payable by the Company to redeem this Note (or any portion of this Note) pursuant to Section 8(B).

“Reference Property” has the meaning set forth in Section 9(J)(i).

“Reference Property Unit” has the meaning set forth in Section 9(J)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 7.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock upon conversion of this Note in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Capital Market, such stockholder approval is no longer required for the Company to settle all conversions of this Note by delivering shares of Common Stock without limitation pursuant to Section 9(K)(ii).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series C Certificate of Designation” means the Certificate of Designation establishing the terms of the Series C Preferred Stock, as the same is in effect as of the Issue Date.

“Series C Preferred Stock” means the class of capital stock of the Company existing as of the Issuer Date and titled its “Series C Convertible Preferred Stock,” having a par value of $0.01 per share.

“Series C Obligations” means all dividends, distributions, conversions, adjustments to the conversion rate or price, redemptions, repurchases and any other monetary payments or obligations, without duplication, required to be made or paid by the Company pursuant to the Series C Certificate of Designation.

“Series E Certificate of Designation” means the Certificate of Designation establishing the terms of the Series E Preferred Stock, as the same is in effect as of the Issue Date.

“Series E Preferred Stock” means the class of capital stock of the Company existing as of the Issue Date and titled its “Series E Convertible Preferred Stock,” having a par value of $0.01 per share.

“Series E Obligations” means all dividends, distributions, conversions, adjustments to the conversion rate or price, redemptions, repurchases and any other monetary payments or obligations, without duplication, required to be made or paid by the Company pursuant to the Series E Certificate of Designation.

“ServiceCo” means Proton Services Inc., a Delaware corporation.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income (loss) from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year prior to the date of such determination exceeds five million dollars ($5,000,000).

“SPE” means a subsidiary of the Company that is a bankruptcy-remote special purpose entity formed for the sole purpose of financing one or more Projects pursuant to an SPE Project Financing; provided, however that ServiceCo is not an SPE.

“SPE Project Financing” means the financing of a Project including (i) Project Financing Agreement of an SPE, provided that any such Loan is secured solely by the assets of such Project consistent with the definition of Project Financing Agreement, and (ii) the issuance of equity securities of such SPE.

“Spin-Off” has the meaning set forth in Section 9(G)(i)(3)(b).

“Spin-Off Valuation Period” has the meaning set forth in Section 9(G)(i)(3)(b).

“Stated Interest Rate” means, as of any date, a rate per annum equal to 7.50%.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Corporation” has the meaning set forth in Section 11(A).

“Successor Person” has the meaning set forth in Section 9(J)(i).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 9(G)(i)(5).

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event.  If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.              PERSONS DEEMED OWNERS.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3.              REGISTERED FORM.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section 4.              ACCRUAL OF INTEREST; DEFAULTED AMOUNTS.

(A)          Accrual of Stated Interest.  This Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate.  Stated Interest on this Note will (i) accrue on the Principal Amount of this Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Interest; (iii) be payable quarterly in arrears on each Interest Payment Date; and (iv) be computed on the basis of a 360-day year comprised of twelve 30-day months.  The Holder acknowledges that if any “Event of Default” under, and as defined in, the Generate Loan Agreement exists on any Interest Payment Date when payment of Stated Interest is due, such payment of Stated Interest will not be permitted under the Generate Loan Agreement until such “Event of Default” under, and as defined in, the Generate Loan Agreement has been cured or waived by Generate (it being understood that any delay in the payment of Stated Interest that is payable on an Interest Payment Date will constitute an Event of Default as provided in Section 12(A)(ii)).

(B)          Defaulted Amounts.  If the Company fails to pay any amount (a “Defaulted Amount”) payable on this Note on or before the due date therefor as provided in this Note, then, regardless of whether such failure constitutes an Event of Default, then, to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to ten percent (10%), from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest.

Section 5.              METHOD OF PAYMENT; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A)          Method of Payment.  The Company will pay all cash amounts due under this Note by check mailed to the address of the Holder of this Note entitled to such payment as set forth in the books of the Company (or, if such Holder provides the Company, at least five (5) days before the date such amount is due, with written notice of an account of such Holder within the United States, by wire transfer of immediately available funds to such account).

(B)          Delay of Payment when Payment Date is Not a Business Day.  If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 6.              EFFECT OF CONVERSIONS, REPURCHASES AND REDEMPTIONS.

If any portion of this Note is converted pursuant to Section 9, repurchased pursuant to Section 7 in connection with a Fundamental Change or redeemed pursuant to Section 8, then the Principal Amount of this Note that is outstanding will be reduced by the Principal Amount of this Note that is so converted, repurchased or redeemed, as applicable.  For the avoidance of doubt, the Maturity Principal Amount of this Note (and, accordingly the Event of Default Acceleration Amount of this Note, if applicable) as of any time will be calculated in accordance with the definition of such term based on the Principal Amount of this Note that is outstanding as of such time, after giving effect to any reductions to such Principal Amount pursuant to this Section 6.

Section 7.              REQUIRED REPURCHASE OF NOTE UPON A FUNDAMENTAL CHANGE.

(A)          Repurchase Upon a Fundamental Change.  Subject to the other terms of this Section 7, if a Fundamental Change occurs, then the Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price; provided, however, that notwithstanding the foregoing or anything else contained in this Note to the contrary, the Company shall not have any obligation to repurchase this Note or any portion hereof unless and until (i) the “Secured Obligations” under, and as such term is defined in, the Generate Loan Agreement have been indefeasibly repaid in their entirety or (ii) Generate has been given notice of the occurrence of a Fundamental Change but has elected not to cause the Company to repay such “Secured Obligations” in their entirety in connection with such Fundamental Change.

(B)          Fundamental Change Repurchase Date.  The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company sends the related Fundamental Change Notice pursuant to Section 7(C); and (y) the effective date of such Fundamental Change.

(C)          Fundamental Change Notice.  No later than the earlier of (A) the third (3rd) Business Day after the Company first learns of the occurrence or pendency of any Fundamental Change; and (B) the third (3rd) Business Day after the effective date of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”)

thereof, which notice, if provided before such effective date, will state the expected effective date of such Fundamental Change; provided, however, that in no event will the Company provide such notice to the Holder earlier than the first date the Company first publicly announces such Fundamental Change.

(D)          Fundamental Change Repurchase Price.  The Fundamental Change Repurchase Price for this Note (or any portion of this Note) to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus accrued and unpaid interest on this Note (or such portion of this Note) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change.  For the avoidance of doubt, if such Fundamental Change Repurchase Date is on an Interest Payment Date, then the interest otherwise payable on this Note (or such portion of this Note) on such Interest Payment Date will be paid as part of the Fundamental Change Repurchase Price, in satisfaction of the Company’s obligation to pay such interest on such Interest Payment Date.

(E)           Effect of Repurchase.  If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section 8.              REDEMPTION OF THIS NOTE.

(A)          Redemption of This Note.  With the prior written consent of the Holder (which may be granted or withheld in the Holder’s absolute discretion), the Company may redeem all, or any portion in an Authorized Denomination, of this Note, on a date (the “Redemption Date”) to be agreed by the Company and the Holder, for a cash redemption price equal to the Redemption Price; provided, however, that notwithstanding the foregoing or anything else contained in this Note to the contrary, the Company may not redeem this Note or any portion hereof unless and until the “Secured Obligations” under, and as such term is defined in, the Generate Loan Agreement have been indefeasibly repaid in their entirety

(B)          Redemption Price.  The Redemption Price for this Note (or any portion of this Note) to be redeemed pursuant to Section 8(A) is an amount in cash equal to the Redemption Base Price plus accrued and unpaid interest on this Note (or such portion of this Note) to, but excluding, the related Redemption Date.  For the avoidance of doubt, if such Redemption Date is on an Interest Payment Date, then the interest otherwise payable on this Note (or such portion of this Note) on such Interest Payment Date will be paid as part of the Redemption Date, in satisfaction of the Company’s obligation to pay such interest on such Interest Payment Date.

(C)          Effect of Redemption.  If this Note (or any portion of this Note) is to be redeemed pursuant to Section 8(A), then, from and after the date the related Redemption Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section 9.              CONVERSION.

(A)          Right to Convert.

(i)            Generally.  Subject to the provisions of this Section 9, the Holder may, at its option, convert this Note into Conversion Consideration.

(ii)           Conversions in Part.  Subject to the terms of this Section 9, this Note may be converted in part, but only in an Authorized Denomination.  Provisions of this Section 9 applying to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note.

(B)          When this Note May Be Converted.

(i)            Generally.  The Holder may convert this Note at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(ii)           Limitations and Closed Periods.  Notwithstanding anything to the contrary in this Section 9, (x) if this Note (or any portion of this Note) is to be redeemed pursuant to Section 8(A), then in no event may this Note (or such portion) be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the related Redemption Date; and (y) if this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then in no event may this Note (or such portion) be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the related Fundamental Change Repurchase Date.

(C)          Conversion Procedures.

(i)            Generally.  To convert this Note, the Holder must (1) complete, manually sign and deliver to the Company the conversion notice attached to this Note or a facsimile or portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 9(C)(iii).  For the avoidance of doubt, the conversion notice may be delivered by e-mail in accordance with Section 15.

(ii)           Holder of Record of Conversion Shares.  The person in whose name any shares of Common Stock is issuable upon conversion of this Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(iii)          Taxes and Duties.  If the Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(D)                               Settlement upon Conversion.

(i)                                     Generally.  Subject to Section 9(D)(ii), the consideration (the “Conversion Consideration”) due in respect of each $1,000 Principal Amount of this Note to be converted will consist of a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion.  For the avoidance of doubt, the Conversion Consideration due upon conversion of this Note (including a conversion pursuant to Section 9(I)) will be determined in accordance with the preceding sentence based on the Principal Amount (and not the Maturity Principal Amount or Event of Default Acceleration Amount) of this Note that is subject to conversion.

(ii)                                  Cash in Lieu of Fractional Shares.  The total number of shares of Common Stock due in respect of any conversion of this Note will be determined on the basis of the total Principal Amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) the Daily VWAP per share of Common Stock on such Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)                               Delivery of the Conversion Consideration.  The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of this Note to the Holder on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

(iv)                              Effect of Conversion.  If this Note is converted, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and interest will cease to accrue on this Note.

(v)                                 Conversion Settlement Defaults.  If (x) the Company fails to deliver, by the related Conversion Settlement Date (other than any failure resulting from an error in the delivery instructions provided by the Holder in the applicable conversion notice), any shares of Common Stock (the “Defaulted Shares”) forming part of the Conversion Consideration of the conversion of this Note; and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Defaulted Shares) purchases any shares of Common Stock (whether in the open market or otherwise) to cover any such Defaulted Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either:

(1)                                 pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or

(2)                                 promptly deliver, to the Holder, such Defaulted Shares in accordance with this Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Defaulted Shares; and (y) the Daily VWAP per share of Common Stock on the Conversion Date for such conversion.

To exercise such right, the Holder must deliver notice of such exercise to the Company, specifying whether the Holder has elected clause (1) or (2) above to apply.  If the Holder has elected clause (1) to apply, then the Company’s obligation to deliver the Defaulted Shares in accordance with this Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (1).

(E)                                Reserve and Status of Common Stock Issued upon Conversion.

(i)                                     Stock Reserve.  At all times when this Note is outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock that is sufficient to permit the conversion of this Note.  On the Issue Date, the Company has reserved, out of its authorized but unissued and unreserved shares of Common Stock, for issuance upon conversion of this Note, a number of shares of Common Stock equal to the product, rounded to the nearest whole number, of (A) 200%; (B) the aggregate Principal Amount of this Note as of the Issue Date, divided by $1,000; and (C) the Conversion Rate in effect as of the Issue Date.

(ii)                                  Status of Conversion Shares; Listing.  Each share of Common Stock delivered upon conversion of this Note will be newly issued or a treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered).  If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of this Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(iii)                               Transferability of Conversion Shares.  If any shares of Common Stock are issued upon conversion of this Note with a Conversion Settlement Date occurring on or after the date that is one (1) year after the Issue Date, and the Holder is not, and has not been at any time during the preceding three (3) months, an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company, then such shares will be issued without any restrictive legends referring to transfer restrictions under the Securities Act or other securities or “blue sky” laws and, if the Common Stock is then admitted for book-entry settlement through the facilities of DTC, will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.  If any shares of Common Stock are issued upon conversion of this Note with a Conversion Settlement Date occurring before the date that is one (1) year after the Issue Date, then the Company will reasonably cooperate with the Holder to remove any similar restrictive legends with respect to such shares, and, if the Common Stock is then so admitted, cause such shares to be similarly admitted for book-entry settlement through the facilities of the DTC, identified therein by an “unrestricted” CUSIP number, upon the earlier of (A) the date when such shares are sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144; or (B) the first day on or after the date that is one (1) year after the Issue Date as of which the Holder is not, as of such day, and has not been at any time during the three (3) months preceding such day, an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company.  If any registration statement covering the resale of any shares of Common Stock issuable upon conversion of this Note has become effective under the Securities Act, then the Company will cause there to be deposited with the transfer agent for the Common Stock customary instructions (and, if requested by such transfer agent, a customary legal opinion) that, upon any sale of such shares pursuant to such registration statement, such shares will be re-issued without any restrictive legends of the type described in this Section 9(E)(iii) and, if the Common Stock is then admitted for book-entry settlement through the facilities of DTC, are to be so re-issued by book-entries through the facilities of the DTC, identified therein by an “unrestricted” CUSIP number.  If the Company or the transfer agent for the Common Stock requires any legal opinion in connection with the transfer of any interest in this Note or the shares of Common Stock issuable upon conversion of this Note (including any legal opinion required pursuant to any legend affixed to any certificate representing any such security), then the Company will provide such opinion at the Company’s cost, provided such transfer is not for value, is pursuant to Rule 144 or is pursuant to an effective registration statement under the Securities Act, and, in all other cases, will reasonably cooperate with the Holder to provide such legal option at the Company’s cost; provided, however, that, in all cases, the Holder will reasonably cooperate with the Company in connection therewith.

(F)                                 Automatic Conversion.

(i)                                     Generally.  If (1) the Daily VWAP per share of Common Stock exceeds one hundred and seventy five percent (175%) of the Conversion Price on each of twenty (20) consecutive VWAP Trading Days beginning after the Issue Date; and (2) the Equity Conditions are satisfied as of the last VWAP Trading Day of such twenty (20) consecutive VWAP Trading Day period, then a Conversion Date with respect to the entire Principal Amount of this Note will be deemed to occur on such last VWAP Trading Day.  Solely for purposes of the preceding sentence, the Conversion Price will be calculated without giving effect to any adjustments pursuant to Section 9(I).

(ii)                                  Effect of Automatic Conversion.  An Automatic Conversion will have the same effect as a conversion of the entire Principal Amount of this Note effected at the Holder’s election pursuant to Section 9(A)(i) with a Conversion Date occurring on the VWAP Trading Day referred to in Section 9(F)(i) (for the avoidance of doubt, without the need for the Holder to deliver a conversion notice); provided, however, that the Company will not be obligated to deliver the Conversion Consideration until the Holder has complied, if applicable, with its obligations under Section 9(C)(iii) and has provided delivery instructions with respect to such Conversion Consideration.

(G)                               Adjustments to the Conversion Rate.

(i)                                     Events Requiring an Adjustment to the Conversion Rate.  The Conversion

Rate will be adjusted from time to time as follows:

(1)                                 Stock Dividends, Splits and Combinations.  If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 9(J) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1                       =                                            the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0                        =                                            the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1                        =                                            the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 9(G)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)                                 Rights, Options and Warrants.  If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 9(G)(i)(3)(a) and Section 9(G)(v) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of

Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1                       =                                            the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS                             =                                            the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X                                     =                                            the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y                                      =                                            a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.  To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 9(G)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Company in good faith.

(3)                                 Spin-Offs and Other Distributed Property.

(a)                                 Distributions Other than Spin-Offs.  If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(v)                                 dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 9(G)(i)(1) or Section 9(G)(i)(2);

(w)                               dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 9(G)(i)(4);

(x)                                 rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 9(G)(v);

(y)                                 Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 9(G)(i)(3)(b); and

(z)                                  a distribution solely pursuant to a Common Stock Change Event, as to which Section 9(J) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1                       =                                            the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP                              =                                            the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV                  =               the fair market value (as determined by the Company in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by this Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)                                 Spin-Offs.  If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 9(J) will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1                       =                                            the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV                  =                                            the product of (x) the average of the Last Reported Sale

Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP                              =                                            the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 9(G)(i)(3)(b) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect.  If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 9(G)(i)(3)(b) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)                                 Cash Dividends or Distributions.  If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1                       =                                            the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP                              =                                            the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D                                    =                                            the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Holder will receive, for each $1,000 Principal Amount of this Note held by the Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)                                 Tender Offers or Exchange Offers.  If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0                       =                                            the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1                       =                                            the Conversion Rate in effect immediately after the Expiration Time;

AC                            =                                            the aggregate value (determined as of the Expiration Time by the Company in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0                        =                                            the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1                        =                                            the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP                              =                                            the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 9(G)(i)(5), except to the extent provided in the immediately following paragraph.  The adjustment to the Conversion Rate pursuant to this Section 9(G)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect.  If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company or a Subsidiary being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)                                  No Adjustments in Certain Cases.

(1)                                 Where the Holder Participates in the Transaction or Event Without Conversion.  Notwithstanding anything to the contrary in Section 9(G)(i), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 9(G)(i) (other than a stock split or combination of the type set forth in Section 9(G)(i)(1) or a tender or exchange offer of the type set forth in Section 9(G)(i)(5)) if the Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being the Holder of this Note, in such transaction or event without having to convert this Note and as if the Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate Principal Amount  of this Note held by this Holder on such date divided by $1,000.

(2)           Certain Events.  The Company will not be required to adjust the Conversion Rate except as provided in Section 9(G) or Section 9(I).  Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(a)           except as otherwise provided in Section 9(G)(i)(2) or Section 9(G)(i)(3)(a), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(b)           the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(c)           the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(d)           the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date (other than an adjustment pursuant to Section 9(G)(i)(3)(a) in connection with the separation of rights under the Company’s stockholder rights plan existing, if any, as of the Issue Date);

(e)           the Company’s fulfillment of any Series C Obligations or Series E Obligations;

(f)            solely a change in the par value of the Common Stock; or

(g)           accrued and unpaid interest on this Note.

(iii)          Adjustments Not Yet Effective.  Notwithstanding anything to the contrary in this Note, if:

(1)           this Note is to be converted;

(2)           the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 9(G)(i) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such

Conversion Date;

(3)           the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(4)           such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date.  In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(iv)          Conversion Rate Adjustments where the Converting Holder Participates in the Relevant Transaction or Event.  Notwithstanding anything to the contrary in this Note, if:

(1)           a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 9(G)(i);

(2)           a Note is to be converted;

(3)           the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(4)           the Conversion Consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(5)           such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 9(C)(ii)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(v)           Stockholder Rights Plans.  If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Note upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 9(G)(i)(3)(a) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(vi)          Limitation on Effecting Transactions Resulting in Certain Adjustments.  The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 9(G)(i) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(vii)         Equitable Adjustments to Prices.  Whenever any provision of this Note requires the Company to calculate the average of the Last Reported Sale Prices or Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 9(G)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(viii)        Calculation of Number of Outstanding Shares of Common Stock.  For purposes of this Section 9(G), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(ix)          Calculations.  All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(x)           Notice of Conversion Rate Adjustments.  Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 9(G)(i), the Company will promptly send notice to the Holder containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(H)          Voluntary Adjustments.

(i)            Generally.  To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20)

Business Days; and (iii) such increase is irrevocable during such period.

(ii)           Notice of Voluntary Increases.  If the Board of Directors determines to increase the Conversion Rate pursuant to Section 9(H)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 9(H)(i), the Company will send notice to the Holder of such increase, the amount thereof and the period during which such increase will be in effect.

(I)            Adjustments to the Conversion Rate in Connection with Certain Events of Default.  If (x) an Event of Default (other than an Event of Default set forth in Section 12(A)(xi) or (xii) with respect to the Company (and not solely with respect to a Subsidiary of the Company)) occurs; (y) on any Business Day on which such Event of Default is continuing, the Holder delivers a notice (the “Event of Default Conversion Trigger Notice”) to the Company stating that it has elected the provisions of this Section 9(I) to apply to any conversion of this Note (or any portion of this Note) during the related Event of Default Conversion Period; and (z) the Conversion Date for the conversion of this Note (or any portion of this Note) occurs during such Event of Default Conversion Period, then, subject to Section 9(K)(ii), the Conversion Rate applicable to such conversion will be increased by a number of shares equal to the Event of Default Additional Shares.  For purposes of this Section 9(I), “Event of Default Conversion Period” means the period from, and including, the eleventh ( 11th) Business Day after the date such Event of Default Conversion Trigger Notice is delivered and ending on the date such Event of Default is waived (if at all) by the Holder; provided, however, that if the Company pays the Holder cash in an amount equal to the Event of Default Acceleration Amount (for the avoidance of doubt, after giving effect to any adjustments pursuant to Section 6) plus all accrued and unpaid interest on this Note, then (for the avoidance of doubt, regardless of whether an Acceleration Notice has been delivered pursuant to Section 12(B)(ii)) the Event of Default Conversion Period will instead end on the date of such payment (and, for the avoidance of doubt, if such payment is made before the eleventh (11th) Business Day after the date such Event of Default Conversion Trigger Notice is delivered, then the Event of Default Conversion Period will not begin).  Upon payment of such Event of Default Acceleration Amount in full, this Note will cease to be outstanding.

(J)            Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i)            Generally.  If there occurs:

(1)           recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2)           consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)           sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)           other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 9 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (y) for purposes of Section 9(F), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (z) for purposes of the definition of “Fundamental Change,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property.  For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock.  The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth in this Section 9(J); (y) provides for subsequent adjustments to the Conversion Rate pursuant to Section 9(G) and Section 9(I) in a manner consistent with this Section 9(J); and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 9(J).  If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii)           Notice of Common Stock Change Events.  As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holder of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of this Note.

(iii)          Compliance Covenant.  The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 9(J).

(K)          Limitations on Conversions.

(i)            Beneficial Ownership Limitation.  Notwithstanding anything to the contrary in this Note, no shares of Common Stock will be issued upon conversion of this Note, this Note will not be convertible by the Holder, and the Company will not effect any conversion of this Note, in each case to the extent, and only to the extent, that such issuance, convertibility or conversion would result in the Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of four and ninety nine hundredths percent (4.99%) (such percentage, the “Beneficial Ownership Percentage”) of the then-outstanding shares of Common Stock.  For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.  For the avoidance of doubt, the limitations on the convertibility of this Note pursuant to this Section 9(K)(i) will not, in themselves, cause this Note to cease to be outstanding (and interest will continue to accrue on any portion of this Note that has been tendered for conversion and whose convertibility is suspended pursuant to this Section 9(K)(i)), and such limitations will cease to apply if and when this Note’s convertibility and conversion will not violate this Section 9(K)(i).  Notwithstanding anything to the contrary in this Section 9(K)(i), the Holder may elect, in its sole discretion, to increase the Beneficial Ownership Percentage to any amount that is greater than four and ninety nine hundredths percent (4.99%) (except that the Beneficial Ownership Percentage cannot in any event be increased to an amount that exceeds nine and ninety nine hundredths percent (9.99%)).  To make such election, the Holder must provide written notice of such election to the Company, in which case such election will take effect from and after the sixty first (61st) calendar day after the delivery of such written notice.

(ii)           Stock Exchange Limitations.  Notwithstanding anything to the contrary in this Note, until the Requisite Stockholder Approval is obtained, in no event will the number of shares of Common Stock issuable upon conversion of this Note pursuant to Section 9(I), together with all other shares, if any, theretofore issued upon conversion of this Note, exceed 50,591,582 shares in the aggregate (such number to be subject to proportionate adjustment for stock splits, stock dividends, stock combinations and similar events in accordance with the interpretation by the Nasdaq Capital Market of Nasdaq Listing Standard Rule 5635(d)).

Section 10.                                   AFFIRMATIVE AND NEGATIVE COVENANTS.

(A)          Stay, Extension and Usury Laws.  To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B)          Corporate Existence.  Subject to Section 11, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

(C)          Ranking. All payments due under this Note shall rank pari passu with all Other Notes and all other unsecured indebtedness of the Company.

(D)          Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by the Notes and (ii) other Permitted Indebtedness).

(i)            The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and increases in Indebtedness as the result of fluctuations in exchange rates or currency values shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant;

(ii)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is incurred to renew, refund, refinance, replace, defease or discharge (any such action “Refinancing”) other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being renewed, refunded, refinanced, replaced, defeased or  discharged (plus accrued interest and premium (including tender premium) thereon, original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such refinancing); and

(iii)          The principal amount of any Indebtedness incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness, if incurred in a different currency from the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Indebtedness is being renewed, refunded, refinanced, replaced, defeased or discharged.

(E)           Restricted Issuances and Incurrences. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Note Purchase Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s obligations under the Notes, including without limitation, the payment of Interest and principal thereon.

(F)           Transactions with Affiliates. The Company shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

Section 11.                                   SUCCESSORS.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A)          the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and

(B)          immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Notwithstanding anything to the contrary in this Section 11, this Section 11 will not apply to the lease of any of the Company’s or its Subsidiaries’ products pursuant to “Power Purchase Agreements” as described in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2018 or any similar agreements entered into after such date.

Section 12.                                   DEFAULTS AND REMEDIES

(A)          Events of Default.  “Event of Default” means the occurrence of any of the following:

(i)            a default in the payment when due of the Principal Amount, Maturity Principal Amount, Fundamental Change Repurchase Price or Redemption Price of this Note or a default in the Company’s obligations and agreements under Section 10(E) hereof;

(ii)           a default for five (5) calendar days in the payment when due of interest on this Note;

(iii)          a default in the Company’s obligation to convert this Note in accordance with Section 9 upon the exercise of the conversion right with respect thereto or upon Automatic Conversion and such default continues for three (3) Business Days;

(iv)          a default in the Company’s obligation to deliver a Fundamental Change Notice pursuant to Section 7(C), and such default continues for three (3) Business Days;

(v)           a default in any of the Company’s obligations or agreements under this Note or the Note Purchase Agreement (in each case, other than a default set forth in clause (i), (ii), (iii) or (iv) of this Section 12(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Note Purchase Agreement; provided, however, that if the Company provides notice of such default or breach in accordance with Section 12(C), then such default or breach will not be an Event of Default unless the Company has failed to cure such default or breach within thirty (30) calendar days (or, if such default or breach is of any agreement of the Company set forth in Section 10(D), within ten (10) calendar days) after written notice by the Holder to the Company demanding that such default or breach be remedied;

(vi)          any provision of the Note Purchase Agreement at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(vii)         for a period of any five (5) consecutive calendar days beginning on or after the date that is six (6) months after the Issue Date, this Note or any shares of Common Stock issuable upon conversion of this Note are neither (x) eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144 under the Securities Act by the Holder without any volume, manner-of-sale or notice requirements or limitations thereunder (assuming the Holder is not, as of the relevant date of determination, and has not been, at any time during the ninety (90) calendar days before such date, an “affiliate” (as defined in Rule 144) of the Company) nor (y) covered by an effective registration statement under the Securities Act for resale by the Holder, which registration statement is usable under the Securities Act for such resales and names the Holder as the selling security holder of this Note and such shares;

(viii)        the suspension from trading or failure of the Common Stock to be trading or listed on an Eligible Market for a period of five (5) consecutive Trading Days;

(ix)          a default by the Company or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any Indebtedness of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, which default either (x) results in such Indebtedness becoming or being declared (or gives the holders of such Indebtedness the right to declare such Indebtedness to be) due and payable prior to its stated maturity; or (y) constitutes a failure to pay the principal of such Indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period if such acceleration has not been rescinded or annulled or such failure to pay or default has not been cured, or such Indebtedness has not been paid or discharged, as the case may be, within fifteen (15) days after the occurrence thereof or (z) which default (other than a default set forth in clause (x) or (y) above is not cured within thirty (30) days after the occurrence thereof;

(x)           one or more final judgments being rendered against the Company or any of its Significant Subsidiaries for the payment of at least five million dollars ($5,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(xi)          the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)           commences a voluntary case or proceeding;

(2)           consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)           consents to the appointment of a custodian of it or for any substantial part of its property;

(4)           makes a general assignment for the benefit of its creditors;

(5)           takes any comparable action under any foreign Bankruptcy Law; or

(6)           generally is not paying its debts as they become due; or

(xii)                           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)                                 is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)                                 appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)                                 orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4)                                 grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 12(A)(xii), such order or decree remains unstayed and in effect for at least sixty (60) consecutive days.

(B)                               Acceleration.

(i)                                     Automatic Acceleration in Certain Circumstances.  If an Event of Default set forth in Section 12(A)(xi) or (xii) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the Maturity Principal Amount of, and all accrued and unpaid interest on, all of this Note will immediately become due and payable without any further action or notice by any Person.

(ii)                                  Optional Acceleration.  If an Event of Default (other than an Event of Default set forth in Section 12(A)(xi) or (xii) with respect to the Company (and not solely with respect to a Subsidiary of the Company)) occurs and continues for a period of ten (10) consecutive Business Days, then, on any Business Day thereafter on which such Event of Default continues, the Holder, by delivery of an acceleration notice to the Company (an “Acceleration Notice”), may declare this Note to become due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount plus all accrued and unpaid interest on this Note; provided, however, that any amounts payable by the Company under this Section 12(B)(ii) will (for the avoidance of doubt) be subject to Section 6 and will be reduced in accordance with such Section to the extent this Note is converted pursuant to Section 9 and; provided, further that notwithstanding the foregoing or anything else contained in this Note to the contrary, no such acceleration shall be permitted unless and until the “Secured Obligations” under, and as such term is defined in, the Generate Loan Agreement have been indefeasibly repaid in their entirety (it being understood, for the avoidance of doubt, that nothing in this proviso will affect the Holder’s right to convert this Note, including pursuant to Section 9(I)).

(C)                               Notice of Events of Default.  Promptly after an Event of Default (or a default or breach of the type set forth in Section 12(A)(v) or a Default under Section 12(A)(vii) (for the avoidance of doubt, without regard to the five (5) day grace period provided in Section 12(A)(vii))), the Company will provide written notice of such Event of Default (or such default or breach) to the Holder.

Section 13.                                   RANKING.

The indebtedness represented by this Note will constitute the senior unsecured obligations of the Company.

Section 14.                                   REPLACEMENT NOTES.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company.  In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Section 15.                                   NOTICES.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Plug Power Inc.

968 Albany Shaker Road

Latham, New York 12110

Attention: Chief Financial Officer

Email address: pmiddleton@plugpower.com

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by facsimile transmission or electronic transmission (including e-mail) its facsimile transmission number or email address, which initially are as set forth in the Note Purchase Agreement.  The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 16.                                   NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligations or its creation.  By accepting this Note, the Holder waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of this Note.

Section 17.                                   SUCCESSORS.

All agreements of the Company in this Note will bind its successors.

Section 18.                                   SEVERABILITY.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section 19.                                   AMENDMENTS AND WAIVERS.

No provision of this Note may be amended or supplemented, and no waiver of any condition, or any obligation of the Company, under this Note, will be effective (a) unless evidenced in a writing executed by the Holder and the Company and (b) prior to the date upon which the “Secured Obligations” under, and as such term is defined in, the Generate Loan Agreement have been indefeasibly repaid in their entirety and the Generate Loan Agreement is terminated (in the case of any amendment, supplement or waiver other than an amendment that only adjusts the Conversion Rate), without the prior written consent of Generate.

Section 20.                                   HEADINGS, ETC.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 21.                                   GOVERNING LAW; WAIVER OF JURY TRIAL.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE.  THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Section 22.                                   SUBMISSION TO JURISDICTION.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

* * *

CONVERSION NOTICE

PLUG POWER INC.

Senior Convertible Note due 2023

Subject to the terms of this Note, by executing and delivering this Conversion Notice, the undersigned Holder of this Note directs the Company to convert the following Principal Amount of this Note:  $                      ,000.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Delivery Instructions: (Insert, as applicable, DTC participant number for delivery of Common Stock through the book entry-facilities of DTC, address to which certificates representing shares of Common Stock are to be delivered, and wire instructions for delivery of cash in lieu of delivering any fractional share of Common Stock)